Exhibit 99.1

MasterCard Incorporated Reports

Fourth-Quarter and Full-Year 2012 Financial Results

•	Fourth-quarter net income of $605 million, or $4.86 per diluted share

•	Fourth-quarter net revenue increase of 10%, to $1.9 billion

•	Fourth-quarter gross dollar volume up 14% and purchase volume up 13%

Purchase, NY, January 31, 2013 – MasterCard Incorporated (NYSE: MA) today announced financial results for the fourth quarter of 2012. The company reported net income of $605 million, up 18%, and earnings per diluted share of $4.86, up 21%, in each case versus the year-ago period, excluding a special item representing a charge related to the U.S. merchant litigations taken in the fourth quarter of 2011. These net income and earnings per diluted share growth figures are reconciled to their comparable GAAP measures in the accompanying financial tables.

Net revenue for the fourth quarter of 2012 was $1.9 billion, a 10% increase versus the same period in 2011. Adjusted for currency, net revenue increased 12%. Net revenue growth was driven by the impact of the following:

•	An increase in processed transactions of 20%, to 9.2 billion;

•	An increase in cross-border volumes of 17%; and

•	A 14% increase in gross dollar volume, on a local currency basis, to $986 billion.

These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes.

Worldwide purchase volume during the quarter was up 13% on a local currency basis versus the fourth quarter of 2011, to $727 billion. As of December 31, 2012, the company’s customers had issued 1.9 billion MasterCard and Maestro-branded cards.

“We are pleased with our fourth-quarter results, which saw double-digit growth in net revenue, cross-border volume and processed transactions,” said Ajay Banga, MasterCard president and CEO. “We are gaining traction in our U.S. credit business with some recent wins, continuing to experience momentum in our mobile initiatives around the world, and securing important business in emerging markets like Africa and Brazil.”

Total operating expenses increased 3%, to $996 million, during the fourth quarter of 2012 compared to the same period in 2011, excluding the special item. Adjusted for currency, operating expenses increased 4%. The increase in total operating expenses was primarily driven by an increase in the number of employees in support of strategic growth initiatives and the net impact of foreign exchange activity, partially offset by lower advertising and marketing expenses. Including the special item from 2011, total operating expenses decreased 43% from the year-ago period.

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MasterCard Incorporated – Page 2

Operating income for the fourth quarter of 2012 increased 18% over the year-ago period, excluding the special item, and the company delivered an operating margin of 47.4%.

MasterCard’s effective tax rate was 32.4% in the fourth quarter of 2012, versus a rate of 32.3% in the comparable period in 2011, excluding the special item.

During the fourth quarter of 2012, MasterCard repurchased 1.3 million shares of class A common stock at a cost of approximately $613 million. Quarter-to-date through January 25, the company repurchased an additional 322,000 shares at a cost of approximately $165 million, with $440 million remaining under the current repurchase program authorization.

Full-Year 2012 Results

For the year ended December 31, 2012, MasterCard reported net income of $2.8 billion, up 15%, and earnings per diluted share of $22.04, up 18%, in each case versus the year-ago period and excluding special items in both 2011 and 2012. The special item in 2012 was an incremental charge taken in the second quarter related to the U.S. merchant litigations. Including this special item, full-year 2012 net income remained $2.8 billion and earnings per diluted share was $21.94.

Net revenue for full-year 2012 was $7.4 billion, an increase of 10% versus 2011. Adjusted for currency, net revenue increased 13%. Processed transaction growth of 25%, gross dollar volume growth of 15% and cross-border volume growth of 16% contributed to the net revenue growth in the full-year period. These increases were partially offset by an increase in rebates and incentives due to new and renewed customer agreements and increased volumes.

Excluding special items in both years, total operating expenses increased 6%, to $3.4 billion, for 2012 compared to 2011, primarily due to higher personnel costs related to strategic initiatives and partially offset by lower advertising and marketing expenses. Adjusted for currency, total operating expenses increased 8%. Including special items, total operating expenses in 2012 decreased 14%, to $3.5 billion, versus 2011.

Excluding special items, operating income increased 14% for 2012 versus 2011, delivering an operating margin of 53.5% for full-year 2012.

Total other expense was $5 million for full-year 2012 versus total other income of $33 million in 2011. This was primarily driven by lower investment income, increased expenses from investments in joint ventures and the non-recurrence of an adjustment to acquisition-related provisions made last year.

MasterCard’s effective tax rate was 29.9% for full-year 2012, versus a rate of 31.8% for full-year 2011, excluding the special item in 2011. Including this special item, the effective tax rate was 30.6% for full-year 2011. The decrease in the 2012 effective tax rate was primarily due to discrete benefits related to additional export incentives and the conclusion of tax examinations in certain jurisdictions, as well as a benefit from a deduction related to the company’s authorization software.

For full-year 2012, MasterCard repurchased 4.1 million shares at a cost of approximately $1.7 billion.

MasterCard Incorporated – Page 3

Fourth-Quarter and Full-Year Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its fourth-quarter and full-year financial results.

The dial-in information for this call is 888-771-4371 (within the U.S.) and 847-585-4405 (outside the U.S.), and the passcode is 33858248. A replay of the call will be available for one week and can be accessed by dialing 888-843-7419 (within the U.S.) and 630-652-3042 (outside the U.S.), and using passcode 33858248.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at mastercard.com.

Non-GAAP Financial Information

The company’s total operating expenses, operating income, net income and earnings per share, excluding special items, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables.

The presentation of growth rates adjusted for currency also represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Conversations Blog and subscribe for the latest news.

MasterCard Incorporated – Page 4

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to the Company’s ability to continue to gain traction in U.S. credit, maintain momentum in mobile and secure new business in emerging markets.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2011, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2012, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Jim Issokson, james_issokson@mastercard.com, 914-249-6286

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(in millions, except per share data)
Revenues, net	$1,895	$1,728	$7,391	$6,714
Operating Expenses
General and administrative	639	597	2,429	2,196
Advertising and marketing	295	319	775	841
Depreciation and amortization	62	52	230	194
Provision for litigation settlement	—	770	20	770

Total operating expenses	996	1,738	3,454	4,001

Operating income (loss)	899	(10)	3,937	2,713
Other Income (Expense)
Investment income	10	12	37	52
Interest expense	(7)	(7)	(20)	(25)
Other income (expense), net	(8)	(7)	(22)	6

Total other income (expense)	(5)	(2)	(5)	33

Income (loss) before income taxes	894	(12)	3,932	2,746
Income tax expense (benefit)	289	(30)	1,174	842

Net income	605	18	2,758	1,904
Loss attributable to non-controlling interests	—	1	1	2

Net Income Attributable to MasterCard	$605	$19	$2,759	$1,906

Basic Earnings per Share	$4.88	$0.15	$22.02	$14.90

Basic Weighted Average Shares Outstanding	124	127	125	128

Diluted Earnings per Share	$4.86	$0.15	$21.94	$14.85

Diluted Weighted Average Shares Outstanding	125	127	126	128

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2012	December 31, 2011
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$2,052	$3,734
Restricted cash for litigation settlement	726	—
Investment securities available-for-sale	2,951	1,215
Accounts receivable	925	808
Settlement due from customers	1,117	601
Restricted security deposits held for customers	777	636
Prepaid expenses and other current assets	681	404
Deferred income taxes	128	343

Total Current Assets	9,357	7,741
Property, plant and equipment, at cost, net	472	449
Deferred income taxes	60	88
Goodwill	1,092	1,014
Other intangible assets, net	672	665
Other assets	809	736

Total Assets	$12,462	$10,693

LIABILITIES AND EQUITY
Accounts payable	$357	$360
Settlement due to customers	1,064	699
Restricted security deposits held for customers	777	636
Accrued litigation	726	770
Accrued expenses	1,748	1,610
Other current liabilities	234	142

Total Current Liabilities	4,906	4,217
Deferred income taxes	104	113
Other liabilities	523	486

Total Liabilities	5,533	4,816
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 133,604,903 and 132,771,392 shares issued and 118,405,075 and 121,618,059 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 4,838,840 and 5,245,676 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,641	3,519
Class A treasury stock, at cost, 15,199,828 and 11,153,333 shares, respectively	(4,139)	(2,394)
Retained earnings	7,354	4,745
Accumulated other comprehensive income (loss)	61	(2)
Total Stockholders’ Equity	6,917	5,868
Non-controlling interests	12	9

Total Equity	6,929	5,877

Total Liabilities and Equity	$12,462	$10,693

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	For the Years Ended December 31,
	2012	2011	2010
	(in millions)
Operating Activities
Net income	$2,758	$1,904	$1,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	230	194	148
Share based payments	89	80	63
Stock units withheld for taxes	(42)	(33)	(126)
Tax benefit for share based compensation	(47)	(12)	(85)
Deferred income taxes	241	(175)	248
Other	53	19	41
Changes in operating assets and liabilities:
Accounts receivable	(121)	(162)	(115)
Income taxes receivable	(185)	—	(50)
Settlement due from customers	(500)	(114)	(61)
Prepaid expenses	(81)	27	(48)
Obligations under litigation settlements	—	(303)	(603)
Accrued litigation	(44)	770	—
Accounts payable	(2)	67	(19)
Settlement due to customers	348	74	186
Accrued expenses	221	296	265
Net change in other assets and liabilities	30	52	6

Net cash provided by operating activities	2,948	2,684	1,697

Investing Activities
Increase in restricted cash for litigation settlement	(726)	—	—
Acquisition of businesses, net of cash acquired	(70)	(460)	(498)
Purchases of property, plant and equipment	(96)	(77)	(61)
Capitalized software	(122)	(100)	(90)
Purchases of investment securities available-for-sale	(2,981)	(899)	(329)
Proceeds from sales of investment securities available-for-sale	390	485	297
Proceeds from maturities of investment securities available-for-sale	891	63	110
Proceeds from maturities of investment securities held-to-maturity	—	300	—
Investment in nonmarketable equity investments	(118)	(74)	(67)
Other investing activities	(7)	14	(3)

Net cash used in investing activities	(2,839)	(748)	(641)

Financing Activities
Purchases of treasury stock	(1,748)	(1,148)	—
Dividends paid	(132)	(77)	(79)
Payment of debt	—	(21)	—
Tax benefit for share based compensation	47	12	85
Cash proceeds from exercise of stock options	31	19	11
Other financing activities	4	—	2

Net cash (used in) provided by financing activities	(1,798)	(1,215)	19

Effect of exchange rate changes on cash and cash equivalents	7	(54)	(63)

Net (decrease) increase in cash and cash equivalents	(1,682)	667	1,012
Cash and cash equivalents - beginning of period	3,734	3,067	2,055

Cash and cash equivalents - end of period	$2,052	$3,734	$3,067

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended December 31, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$271	23.1%	22.6%	$183	19.5%	1,872	$88	29.3%	668	343	371	10.6
Canada	35	11.3%	7.7%	32	8.0%	349	3	4.6%	6	44	53	1.0
Europe	295	14.8%	16.4%	206	13.1%	2,878	89	24.6%	513	259	276	10.1
Latin America	84	13.6%	16.1%	50	19.9%	1,060	34	11.0%	190	118	136	5.0

Worldwide less United States	685	17.6%	18.2%	471	15.9%	6,160	214	23.7%	1,376	764	836	26.7
United States	301	6.8%	6.8%	256	7.1%	4,567	45	4.8%	297	288	321	9.2

Worldwide	986	14.1%	14.5%	727	12.6%	10,727	260	20.0%	1,673	1,051	1,158	35.9
MasterCard Credit and Charge Programs
Worldwide less United States	424	14.4%	14.9%	374	15.0%	4,336	51	13.7%	209	480	543
United States	147	2.5%	2.5%	140	4.1%	1,633	7	-21.9%	7	149	178

Worldwide	571	11.1%	11.4%	514	11.8%	5,968	58	7.8%	215	629	721
MasterCard Debit Programs
Worldwide less United States	260	23.1%	24.1%	97	19.2%	1,824	163	27.2%	1,168	284	293
United States	155	11.2%	11.2%	116	11.1%	2,934	39	11.7%	291	138	143

Worldwide	415	18.4%	19.0%	213	14.6%	4,758	202	23.9%	1,458	422	436

	For the 12 Months ended December 31, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$980	21.4%	22.7%	$662	21.0%	6,852	$318	26.3%	2,385	343	371
Canada	127	6.8%	7.8%	116	8.6%	1,293	11	-0.3%	23	44	53
Europe	1,071	9.3%	16.4%	751	12.6%	10,499	319	26.5%	1,900	259	276
Latin America	302	9.2%	18.5%	181	22.9%	3,875	120	12.5%	718	118	136

Worldwide less United States	2,480	13.6%	18.6%	1,711	16.5%	22,521	769	23.5%	5,026	764	836
United States	1,167	9.1%	9.1%	982	9.0%	17,545	184	9.7%	1,208	288	321

Worldwide	3,647	12.1%	15.4%	2,694	13.6%	40,066	953	20.6%	6,234	1,051	1,158
MasterCard Credit and Charge Programs
Worldwide less United States	1,558	11.4%	15.3%	1,368	15.9%	16,080	189	11.2%	787	480	543
United States	562	3.5%	3.5%	534	5.1%	6,241	28	-19.1%	27	149	178

Worldwide	2,120	9.2%	11.9%	1,902	12.6%	22,321	218	6.0%	814	629	721
MasterCard Debit Programs
Worldwide less United States	923	17.7%	24.5%	343	18.9%	6,441	579	28.2%	4,239	284	293
United States	604	14.9%	14.9%	448	14.1%	11,304	156	17.3%	1,181	138	143

Worldwide	1,527	16.6%	20.5%	791	16.1%	17,744	735	25.7%	5,420	422	436

	For the 3 Months ended December 31, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$220	23.5%	22.4%	$152	23.3%	1,565	$69	20.5%	502	296	321
Canada	31	5.5%	6.5%	29	9.3%	316	2	-17.4%	6	41	50
Europe	257	13.6%	16.7%	184	12.6%	2,455	73	28.7%	424	222	238
Latin America	74	12.5%	20.3%	45	24.8%	917	29	14.1%	180	107	131

Worldwide less United States	582	16.5%	18.6%	409	17.4%	5,253	173	21.8%	1,111	666	740
United States	282	12.1%	12.1%	239	11.5%	4,241	43	15.6%	279	274	307

Worldwide	865	15.0%	16.4%	648	15.1%	9,494	216	20.5%	1,390	940	1,046
MasterCard Credit and Charge Programs
Worldwide less United States	371	13.3%	14.8%	326	16.6%	3,815	45	3.3%	183	450	511
United States	143	6.6%	6.6%	134	6.3%	1,616	9	10.7%	8	146	175

Worldwide	514	11.4%	12.4%	461	13.4%	5,431	53	4.5%	190	596	686
MasterCard Debit Programs
Worldwide less United States	212	22.5%	26.0%	83	20.4%	1,439	129	29.8%	929	216	229
United States	139	18.4%	18.4%	104	19.0%	2,625	35	16.9%	271	128	131

Worldwide	350	20.9%	22.9%	187	19.6%	4,064	163	26.9%	1,200	344	360

	For the 12 Months ended December 31, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$808	30.5%	23.3%	$548	24.8%	5,736	$259	20.3%	1,831	296	321
Canada	119	11.7%	7.3%	108	9.4%	1,171	11	-9.8%	22	41	50
Europe	979	21.0%	16.7%	709	13.3%	9,028	271	26.6%	1,572	222	238
Latin America	276	25.4%	22.5%	164	27.1%	3,297	112	16.3%	683	107	131

Worldwide less United States	2,183	24.3%	19.2%	1,529	18.3%	19,232	654	21.4%	4,107	666	740
United States	1,069	10.4%	10.4%	901	11.0%	15,916	168	7.8%	1,079	274	307

Worldwide	3,252	19.4%	16.2%	2,430	15.5%	35,148	822	18.3%	5,186	940	1,046
MasterCard Credit and Charge Programs
Worldwide less United States	1,399	20.4%	15.3%	1,222	17.5%	14,104	177	2.1%	710	450	511
United States	543	6.0%	6.0%	508	6.1%	6,064	35	5.1%	30	146	175

Worldwide	1,942	16.0%	12.6%	1,730	13.9%	20,169	212	2.6%	741	596	686
MasterCard Debit Programs
Worldwide less United States	784	32.0%	26.8%	307	21.5%	5,127	477	30.5%	3,397	216	229
United States	526	15.4%	15.4%	393	18.0%	9,852	133	8.5%	1,049	128	131

Worldwide	1,310	24.8%	22.0%	699	19.5%	14,979	610	25.0%	4,445	344	360

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2012, certain MasterCard Debit and Credit Programs in the Europe region have changed due to a reclassification of programs. There is no impact at the All MasterCard Programs level. In addition, Purchase Transactions for certain Credit Programs in the Latin America region have been revised due to changes from several customers. MasterCard revenue is not impacted from these changes. Data for the comparable periods in 2012, 2011 and 2010 have been revised to be consistent with these approaches. For 2012Q4, U.S. acceptance locations reflect an increase, primarily due to customer revisions.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

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MasterCard Incorporated – Page 10

GAAP Reconciliation

($ in millions, except per share data)

	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011
	Actual	Actual	Special Item		Non-GAAP
Provision for litigation settlement	$—	$770	$(770)		$—
Total operating expenses	996	1,738	(770)		968
Operating income (loss)	899	(10)	770		760
Operating Margin	47.4%	(0.6%)			44.0%
Income (loss) before income taxes	894	(12)	770		758
Income tax expense (benefit)	289	(30)	275	a	245
Net Income Attributable to MasterCard	605	19	495		514

Basic Earnings per Share	$4.88	$0.15	$3.90		$4.05
Diluted Earnings per Share	$4.86	$0.15	$3.88		$4.03

a- Tax effect of provision for litigation settlement

	Twelve Months Ended December 31, 2012				Twelve Months Ended December 31, 2011
	Actual	Special Item		Non-GAAP	Actual	Special Item		Non-GAAP
Provision for litigation settlement	$20	$(20)		$—	$770	$(770)		$—
Total operating expenses	3,454	(20)		3,434	4,001	(770)		3,231
Operating income	3,937	20		3,957	2,713	770		3,483
Operating Margin	53.3%			53.5%	40.4%			51.9%
Income before income taxes	3,932	20		3,952	2,746	770		3,516
Income tax expense	1,174	7	a	1,181	842	275	a	1,117
Net Income Attributable to MasterCard	2,759	13		2,772	1,906	495		2,401

Basic Earnings per Share	$22.02	$0.10		$22.12	$14.90	$3.87		$18.77
Diluted Earnings per Share	$21.94	$0.10		$22.04	$14.85	$3.85		$18.70

a- Tax effect of provision for litigation settlement

MasterCard Incorporated – Page 11

Reconciliation to Effective Tax Rate

($ millions)

	GAAP Actual	Provision for Litigation Settlement	Non-GAAP Adjusted
Three months ended December 31, 2011:

Income (loss) before income taxes	$(12)	$770	$758
Income tax expense (benefit)	(30)	275	245
Net income attributable to MasterCard	19	495	514

Effective Tax Rate	251.6%		32.3%

Twelve months ended December 31, 2011:

Income before income taxes	$2,746	$770	$3,516
Income tax expense	842	275	1,117
Net income attributable to MasterCard	1,906	495	2,401

Effective Tax Rate	30.6%		31.8%

Note that the figures in the preceding tables may not sum / calculate due to rounding